Exhibit 99.1

Investor Contact:	Press Contact:
Karen Blasing	Gwen Murphy
Nuance	Nuance
(650) 847-0000	(650) 847-0000
kblasing@nuance.com	gmurphy@nuance.com

NUANCE REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS
Demand for Market-Leading Products and Services Fuels Sequential Revenue Growth and Full Year Performance

MENLO PARK, Calif.—February 14, 2005 — Nuance (Nasdaq:NUAN) today announced results for the fourth quarter and fiscal year ended December 31, 2004. Total revenue for the quarter was $16.3 million, up 13% as compared to $14.5 million in the third quarter of 2004, and down 2.5% as compared to $16.7 million in the fourth quarter of 2003. Total revenue for 2004 was $57.9 million, up 5% from $55.0 million in 2003.

“Key customer wins and demand for our industry-leading products and professional services offerings drove our top-line revenue performance,” said Chuck Berger, president and CEO of Nuance. “We continue to focus on execution, on effectively managing our expense line, and on aggressively expanding our ability to sell and market advanced voice automation solutions.”

Net loss for the fourth quarter 2004 was $0.4 million, or $0.01 net loss per share, an improvement over the net loss of $21.6 million, or $0.61 net loss per share, in the third quarter of 2004. Net loss for the fourth quarter of 2003 was $0.2 million, or $0.01 net loss per share. Net loss for 2004 was $26.2 million, or $0.74 net loss per share, which compares to a net loss of $19.3 million, or $0.56 net loss per share, in 2003.

“Had it not been for Sarbanes-Oxley related expenses of $0.7 million, as well as other extraordinary expenses of approximately $0.7 million related to M&A and legal activities, we would have achieved profitability in the fourth quarter of 2004,” noted Berger.

The net losses in 2004 and 2003 included restructuring charges of $19.7 million and $9.4 million, respectively, primarily related to increasing the previously reported real estate restructuring accruals. Pro Forma net loss for the year, which excludes non-cash compensation expenses and restructuring charges, was $6.4 million, or $0.18 pro forma net loss per share. This compares to a pro forma net loss of $9.9 million, or a $0.29 pro forma net loss per share, in 2003.

Customer Wins

Leading North American, European, and Asia-Pacific companies, including telecommunications carriers, financial institutions, insurance carriers, government institutions, healthcare providers and others continue to turn to Nuance to improve their customers’ self-service experience and reduce costs.

During the fourth quarter, industry leaders, including American Century Investments, Bell Canada, China Telecom, Countrywide, US Cellular and Yell, expanded the capacity of their Nuance voice automation solutions or made their initial purchase of Nuance technology or services. Contracts with these companies and other Nuance customers were won directly by Nuance and with its resellers, including Avaya, Cisco Systems, Edify, Interactive Intelligence, Nortel and Syntellect.

Industry Recognition

Nuance products and solutions continue to win recognition from leading industry analysts and publications.

“In an industry where the performance of the technology directly impacts the quality of the customer experience, we are proud to see our products and services continue to be recognized as the best in class. In 2004, we were honored with more than a dozen such awards and accolades, underscoring Nuance’s unrivaled leadership in core technology, platforms, tools and applications,” said Berger.

During the quarter, the Nuance Voice Platform™, the industry’s first open, standards-based platform optimized for speech, was named a “Top Market Leader” by analyst firm Forrester Research. The Nuance Voice Platform received top honors because of the strength and scalability of the offering, Nuance’s strategy, proven track record and market presence, as well as the Company’s standards compliance and financial momentum.

As noted by Elizabeth Herrell, vice president of Forrester Research, in her December 2004 report, Evaluating Speech Self-Service Platforms, “Nuance’s experience in developing and deploying speech technology results in a robust platform that allows it to deliver advanced capabilities as soon as they become available, while maintaining high system performance…Nuance Voice Platform is a quality choice for companies demanding all-around excellence in speech platforms and applications.”

Recently, Technology Marketing Corporation’s Customer Inter@ction Solutions® Magazine named Nuance Call Steering™ a recipient of its 2005 Speech Technology Excellence Award. Selected for its ability to enhance the customer experience and improve an organization’s overall bottom line, Nuance Call Steering allows callers to speak naturally to an automated speech solution, quickly routing them to the correct destination after “listening” to their request.

Customer Inter@ction Solutions Magazine also named Nuance 8.5 a 2004 Product of the Year award winner. Nuance 8.5, the newest release of the market’s leading speech recognition software, has the industry’s highest recognition accuracy, creating a more satisfying customer experience with fewer errors and less need for re-prompting.

These awards are in addition to the numerous other awards won by Nuance throughout the year. During the year, Nuance was named the North American speech software market share leader by Gartner. Speech Technology Magazine recognized Nuance for offering the industry’s “Best Automated Speech Recognition Solution” and the “Best Verification Solution.” And TMC Labs named Nuance Caller Authentication a winner of the 2004 Innovation Award.

About Nuance

In an era where a focus on the customer is essential to business success, Nuance provides leading companies with voice-automation solutions that enable both an outstanding customer experience and corporate cost efficiency. Nuance is a leader in the voice automation market, providing software and solutions to more than 1,000 companies worldwide. Clients include Avon, British Airways, Nomura Securities, OnStar, Sprint PCS, United Parcel Service, Vodafone and Wells Fargo. Nuance (Nasdaq:NUAN) is headquartered in Menlo Park, Calif., and has offices around the world. For more information, visit www.nuance.com or call 1-888-NUANCE-8.

This press release contains forward-looking statements, including, for example, those relating to the business and customer benefits attainable by using Nuance’s speech products. There is no assurance that the results contemplated or implied by any forward-looking statements will be realized. The following factors, risks and uncertainties, among others, could cause actual results to differ materially from those contemplated by this press release’s forward-looking statements: the results announced in this press release are unaudited and may vary from the audited results included in our annual report subsequently filed with the Securities and Exchange Commission; the risk that one or more of our products will not achieve or produce anticipated or projected design, scalability, development and deployment ease and speed, accuracy and other performance attributes and levels, cost savings, customer experience and satisfaction, and other benefits in some or all circumstances; and other factors described in Nuance’s filings with the Securities and Exchange Commission, including in Nuance’s last-filed Form 10-Q. Nuance does not undertake to update any oral or written forward-looking statements that may be made by or on behalf of Nuance.

Nuance, Nuance Voice Platform and Nuance Call Steering are registered trademarks or trademarks of Nuance Communications, Inc. All other trademarks are property of their respective owners.

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenue:
License	$7,407	$8,798	$26,409	$28,207
Service	4,554	4,184	15,806	14,266
Maintenance	4,352	3,746	15,662	12,565

Total revenue	16,313	16,728	57,877	55,038

Cost of revenue:
License	79	88	396	370
Service	2,802	2,538	10,460	9,982
Maintenance	611	639	2,634	2,548

Total cost of revenue	3,492	3,265	13,490	12,900

Gross profit	12,821	13,463	44,387	42,138

Operating expenses:
Sales and marketing	6,967	7,243	26,727	28,179
Research and development	3,161	3,818	14,504	15,310
General and administrative	3,411	2,641	11,037	11,533
Non-cash compensation expense	--	9	73	28
Restructuring expense (credit)	(19)	--	19,737	9,375

Total operating expenses	13,520	13,711	72,078	64,425

Loss from operations	(699)	(248)	(27,691)	(22,287)
Interest and other income, net	335	136	1,097	1,180

Loss before income taxes	(364)	(112)	(26,594)	(21,107)
Expense (benefit) from income taxes	43	75	(415)	(1,806)

Net loss	$(407)	$(187)	$(26,179)	$(19,301)

Basic and diluted net loss per share	$(0.01)	$(0.01)	$(0.74)	$(0.56)

Shares used to compute basic and diluted net loss per share	36,039	34,826	35,515	34,471

Reconciliation of net loss in accordance with generally
accepted accounting principles to pro forma net loss:

Net loss	$(407)	$(187)	$(26,179)	$(19,301)
Non-cash compensation expense	--	9	73	28
Restructure expense (credit)	(19)	--	19,737	9,375
Pro forma net loss	$(426)	$(178)	$(6,369)	$(9,898)

Pro forma basic and diluted net loss per share	$(0.01)	$(0.01)	$(0.18)	$(0.29)

Shares used in computing pro forma basic and diluted net loss per share	36,039	34,826	35,515	34,471

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$ 53,583	$ 40,206
Short-term investments	37,493	66,599
Accounts receivable, net	13,953	13,934
Prepaid expenses and other current assets	3,839	4,246

Total current assets	108,868	124,985
Property and equipment, net	4,059	3,937
Long-term note receivable	5,005	--
Intangible assets, net	580	993
Restricted cash	11,109	11,113
Other assets	636	469

Total assets	$130,257	$141,497
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 1,328	$ 1,086
Accrued vacation	1,495	1,513
Accrued liabilities	6,572	5,407
Current portion of deferred revenue	8,157	7,731
Current portion of restructuring accrual	10,203	9,554
Current portion of capital lease	--	33

Total current liabilities	27,755	25,324
Long-term deferred revenue	544	699
Long-term restructuring accrual	52,705	42,891
Other long-term liabilities	37	22

Total liabilities	81,041	68,936
Stockholders'equity	49,216	72,561

Total liabilities and stockholders' equity	$130,257	$141,497

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